Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126822 on Form S-3 of our report dated March 2, 2009, relating to the financial statements and financial statement schedule of South Jersey Gas Company (which report expressed an unqualified opinion and included an explanatory paragraph as to change in accounting principles related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109), appearing in this Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 2, 2009